                          SCHEDULE 14A
                    SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934
                      (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-
     12


                    AMERICAN FINANCIAL GROUP, INC.
        (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

          Title of each class of securities to which transaction applies:

          Aggregate number of securities to which transaction applies:

          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

          Proposed maximum aggregate value of transaction:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

                 AMERICAN FINANCIAL GROUP, INC.

                     One East Fourth Street
                     Cincinnati, Ohio 45202



            Notice of Annual Meeting of Shareholders
                       and Proxy Statement



                   To be Held on May 19, 1999

Dear Shareholder:

      We invite you to attend our Annual Meeting of Shareholders on Wednesday, May 19, 1999, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have an opportunity to meet your directors and executives.

      This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

      Even if you own only a few shares of common stock, we want your shares to be represented at the meeting. I urge you to complete, sign, date and return your proxy card promptly.

      Our proxy statement has a new look this year. We hope that you find it easy to read and understand.

                              Sincerely,

                              Carl H. Lindner

                              Carl H. Lindner
                              Chairman of the Board and
                                   Chief Executive Officer
Cincinnati, Ohio
April 16, 1999

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                OF AMERICAN FINANCIAL GROUP, INC.


       Date:          Wednesday, May 19, 1999

       Time:          10:30 a.m. Eastern Daylight Savings Time

       Place:         The Cincinnatian Hotel
                      Second Floor _ Filson Room
                      601 Vine Street
                      Cincinnati, Ohio

       Purpose:        Election of Directors
                        Approval of an Amendment  to  the
                        AFG Stock Option Plan
                        Conduct other business if
                        properly raised

       Record Date:   March  31, 1999 - Only shareholders
                      of  record at the close of business
                      on   that  date  are  entitled   to
                      receive  notice of and to  vote  at
                      the meeting.

       Mailing Date:  The  approximate  mailing  date  of
                      this proxy statement and accompany-
                      ing proxy form is April 16, 1999.




    Your vote is important.  Please complete, sign, date and
       return your proxy card, which is the bottom portion of the enclosed perforated form.

                        Table Of Contents


     Page

     GENERAL INFORMATION                                   1

     ELECTION OF DIRECTORS                                 2

     APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN     2

     PRINCIPAL SHAREHOLDERS                                4

     MANAGEMENT                                            5

     COMPENSATION                                          8

     COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS    14

     INDEPENDENT AUDITORS                                 15

     NOMINATIONS AND SHAREHOLDER PROPOSALS                15

     REQUESTS FOR FORM 10-K                               15

                       GENERAL INFORMATION


Record Date; Shares Outstanding

      As of March 31, 1999, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had outstanding 58,612,176 shares of common stock, excluding 18,666,614 shares beneficially owned by American
Financial Corporation ("AFC") and 1,367,075 shares held by American Premier Underwriters, Inc., each a subsidiary of AFG. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum but will not be cast with respect to any item voted on at the meeting. As a result, abstentions and broker non-votes will have no effect on the outcome of any matter voted on at the meeting.

Cumulative Voting

      Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to an executive officer of the Company not less than 48 hours before the time fixed for the holding of the meeting.

Proxies

      If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors and "FOR" the proposed amendment to the AFG Stock Option Plan. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

      Shareholders may vote in person or by proxy at the meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or shareholders may revoke their proxies by appearing at the meeting and voting in person.

      Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person, by facsimile or by telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing. The Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $4,000 plus out of pocket expenses.

Adjournment and Other Matters

      Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.

                            PROPOSALS

Proposal No. 1       ELECTION OF DIRECTORS

     The Board of Directors has nominated eight directors to hold office until the next annual meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

     The nominees for election to the Board of Directors are:

     Carl H. Lindner                  Theodore H. Emmerich
     Keith E. Lindner                 James E. Evans
     Carl H. Lindner III              Thomas M. Hunt
     S. Craig Lindner                 William R. Martin

      All of these nominees were elected directors at the last annual meeting of shareholders of the Company held on May 28, 1998. See "Management" and "Compensation" below for information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

     The Board of Directors recommends that shareholders vote FOR the election of these eight nominees as directors.


Proposal No. 2      APPROVAL OF AN AMENDMENT TO THE
               AMERICAN FINANCIAL GROUP, INC. STOCK OPTION PLAN

      On March 23, 1999, the Board of Directors amended the Company's stock option plan, subject to shareholder approval at the annual meeting, to increase the maximum number of shares of common stock which may be purchased upon exercise of options under the plan from 13,237,613 to 15,500,000 (in each case, subject to anti-dilution provisions).

      As of the record date, and since the inception of the stock option plan in 1980, 13,181,376 shares of common stock had been issued, or were reserved for issuance, upon exercise of stock options previously granted. At the record date, only 56,237 shares remained available for grant. The Board of Directors believes that the amendment is necessary to permit the continued use of stock option grants as an important component of AFG's executive compensation system.

      The following summary of the stock option plan is not intended to be exhaustive and does not describe state or local tax consequences.

     The plan provides for the granting of two types of options _ incentive stock options which are qualified under the Internal Revenue Code for special tax treatment and non-qualified stock options, which are not. While the decision whether to grant an incentive stock option or a non-qualified stock option is at the discretion of the Compensation Committee, it is presently expected that a majority of option recipients will be granted incentive stock options. All options granted to non-employee directors of AFG are non-qualified stock options.

      No income is realized by the optionee at the time a non-qualified stock option is granted. Upon exercise, ordinary income is generally realized by the optionee in an amount equal to the difference between the option price (the amount paid for the shares) and the fair market value of the shares on the date of exercise, and the optionee's employer receives a tax deduction in the same amount. Upon disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss, as the case may be.

      Income is not recognized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock are issued to an optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition (discussed below) of such shares is made by such optionee within two years after the date of grant or within one year after the exercise of such shares by such optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the optionee's employer. The exercise of an incentive stock option will give rise to alternative minimum taxable income to the optionee to the extent of the excess of the fair market value of the shares exercised over the option price unless there has been a disqualifying disposition in the year exercised.

     A disqualifying disposition occurs if shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above; generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the optionee's employer will be entitled to deduct such amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the employer.

      Subject to exceptions for disability or death, an incentive stock option will not be eligible for the incentive stock option tax treatment described above if it is exercised more than three months following the termination of employment. If an incentive stock option is exercised at a time when it is no longer eligible for incentive stock option tax treatment, the option is treated as a non-qualified stock option.

      Both types of employee stock options generally become exercisable upon the first anniversary of the date of grant to the extent of twenty percent of the total shares covered by the option with an additional twenty percent of the total shares covered by the option becoming exercisable on each succeeding anniversary. This right of exercise is cumulative and may be exercisable in whole or in part. The term of each option is generally ten years. Incentive stock options may not be granted for terms of more than ten years.

      Upon the exercise of an option, the underlying shares of common stock must be paid for in full, either by check payable to the Company or by delivery of common stock having a fair market value equal to the exercise price, or in any combination thereof. The employee must pay to the Company an amount equal to any tax which the Company is required to withhold under any federal, state or local tax laws. Payment of the exercise price or withholding amount may be satisfied with respect to the exercise of any option by making an election to either have the Company withhold from the shares otherwise to be delivered such number of shares of the Company which have a fair market value equal to the exercise price and/or the amount of the withholding requirement or deliver to the Company sufficient shares of common stock having a fair market value equal to the exercise price or the withholding requirement.

      The directors appointed to the Committee which administers the stock option plan are Messrs. Emmerich, Hunt and Martin. Other than members of the Committee, all 10,000 employees and directors of the Company and its subsidiaries are eligible to be considered for the grant of options, although it is expected that the majority of options will be granted to less than five percent of those persons.

      Approval of the Plan amendments requires the affirmative vote of the majority of the shares voting at the meeting in person or by proxy.

     The Board of Directors recommends that shareholders vote FOR the proposal to approve the amendments to American Financial
Group, Inc. Stock Option Plan.

                     PRINCIPAL SHAREHOLDERS

     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of March 31, 1999:

                             Amount and Nature of Beneficial Ownership
                             ------------------------------------------
      Name and Address                        Obtainable
             of               Common Stock  upon Exercise               Percent
      Beneficial Owner          Held (a)    of Options (b)    Total    of Class(c)
      -----------------       ------------  --------------    -----    -----------
Carl H. Lindner
  One East Fourth Street     3,406,041 (d)        -         3,406,041    5.8%
  Cincinnati, Ohio 45202

Carl H. Lindner III
  One East Fourth Street     5,387,213 (e)      422,545     5,809,758    9.8%
  Cincinnati, Ohio 45202

S. Craig Lindner
  One East Fourth Street     5,387,213 (f)      344,908     5,732,121    9.7%
  Cincinnati, Ohio 45202

Keith E. Lindner
  250 East Fifth Street      5,386,653 (g)      342,545     5,729,188    9.7%
  Cincinnati, Ohio 45202

Paul V. Muething, Trustee
  One East Fourth Street     5,192,201 (h)        -         5,192,201    8.9%
  Cincinnati, Ohio 45202

The American Financial
  Group, Inc. Retirement      7,402,282           -         7,402,282   12.6%
  and Savings Plan (i)
  One East Fourth Street
  Cincinnati, Ohio 45202


(a) Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(b)  Represents  shares  of common stock which  may  be  acquired within 60 days of March 31, 1999 through the exercise of options granted under the Company's Stock Option Plan. The Lindner family members listed above hold options (both vested and unvested) to purchase the following numbers of shares of common stock:

     Carl H. Lindner                           0
     Keith E. Lindner                    534,545
     Carl H. Lindner III                 534,545
     S. Craig Lindner                    534,545

(c) The percentages of outstanding shares of common stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III,
     S. Craig Lindner and Keith E. Lindner are 7.4%, 7.0% and 10.6%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of S. Craig Lindner and Carl H. Lindner III (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(d) Includes 3,354,182 shares held by his spouse, but excludes 6,359,065 shares held in two trusts for the benefit of his family for which third parties act as trustees with voting and dispositive power. Also excludes 85,591 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest.

(e) Includes 19,088 shares held by his spouse individually or in a trust over which she has voting and dispositive power and 650,744 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(f) Includes 71,425 shares held by his spouse as custodian for their minor children or in a trust over which she has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Includes 341 shares held in a trust over which his spouse has voting and dispositive power and excludes 1,426,458 shares (described in footnotes (e) and (f) above) which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.

(h) Includes 5,191,976 shares (of the 6,359,065 shares referenced in footnote (d) above) which are held in a trust for the benefit of the family of Carl H. Lindner over which Mr. Muething has sole voting and dispositive power as trustee but no pecuniary interest.

(i) The members of the Administrative Plan Committee of the American Financial Group, Inc. Retirement and Savings Plan (the "RASP") direct the voting of the securities held by the RASP. Both of the members of such Committee are executives of the Company.

      Carl H. Lindner, S. Craig Lindner, Carl H. Lindner III, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") were the beneficial owners of approximately 45% of the Company's common stock at March 31, 1999. The Lindner Family may be deemed to be controlling persons of the Company.

                           MANAGEMENT

      The directors, nominees and executive officers of the Company are:

                                                                Director or
                       Age*           Position               Executive Since
                       ---- -------------------------------  ----------------
Carl H. Lindner      79     Chairman of the Board and            1959
                              Chief Executive Officer
S. Craig Lindner     44     Co-President and  a Director         1979
Keith E. Lindner     39     Co-President and  a Director         1981
Carl H. Lindner III  45     Co-President and  a Director         1980
Theodore H. Emmerich 72     Director                             1988
James E. Evans       53     Senior Vice President and
                              General Counsel and a Director     1976
Thomas M. Hunt       75     Director                             1982
William R. Martin    70     Director                             1994
Keith A. Jensen      48     Senior Vice President                1999
Thomas E. Mischell   51     Senior Vice President - Taxes        1985
Fred J. Runk         56     Senior Vice President and Treasurer  1978

*As of March 31, 1999

      Carl H. Lindner (Chairman of the Executive Committee) Mr. Lindner is the Chairman of the Board and Chief Executive Officer of the Company. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFC, a diversified financial services company which became a subsidiary of the Company as a result of a transaction occurring in April 1995. He is Chairman of the Board of Directors of American Annuity Group, Inc. and Chiquita Brands International, Inc. Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

      S. Craig Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director of the Company. For over five years, Mr. Lindner has been President of American Annuity Group, an 83%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions and offers life and health insurance products. Mr. Lindner is also President of American Money Management Corporation, a subsidiary which provides investment services for the Company and its affiliated companies. Mr. Lindner is also a director of American Annuity Group and AFC.

      Keith E. Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director of the Company. In March 1997, Mr. Lindner was named Vice Chairman of the Board of Directors of Chiquita Brands International, a worldwide marketer and producer of bananas and other food products in which the Company has a 37% ownership interest. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita. Mr. Lindner is also a director of AFC.

     Carl H. Lindner III (Member of the Executive Committee) Mr. Lindner was President of the Company from February 1992 until he became Co-President in March 1996. For approximately ten years, Mr. Lindner has been principally responsible for the Company's property and casualty insurance operations. Mr. Lindner is also a director of AFC.

      Theodore H. Emmerich (Chairman of the Audit Committee; Member of the Compensation Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFC, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

      James  E. Evans  Since April 1995, Mr. Evans has served  as
Senior  Vice  President and General Counsel of the Company.   For
more than five years, he has also been Vice President and General
Counsel of AFC.  Mr. Evans is also a director of AFC.

      Thomas  M.  Hunt  (Member  of the  Compensation  Committee)
During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFC.

      William R. Martin (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of American Annuity Group and AFC.

      Keith A. Jensen Mr. Jensen was named a Senior Vice President of the Company in February 1999. Since February 1997, he has also been Senior Vice President of American Annuity Group. For more than five years prior thereto he was a partner with Deloitte & Touche LLP, an independent accounting firm.

      Thomas E. Mischell is Senior Vice President - Taxes of  the
Company. He has served as a Vice President of AFC for over five years.

      Fred J. Runk is Senior Vice President and Treasurer of  the
Company.   He has served as Vice President and Treasurer  of  AFC
for more than five years.


Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires AFG's officers, directors and persons who own more than ten percent of AFG's common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. The Company believes that all filing requirements were met during 1998.

Securities Ownership

      The following table sets forth information, as of March 31, 1999, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 1999.

                              Amount and Nature of Beneficial
                                     Ownership (a) (b)
                                             Shares of Common Stock
        Name of           Shares of Common   Obtainable on Exercise
    Beneficial Owner         Stock Held         of Options (c)
-----------------------  ------------------  ----------------------
Carl H. Lindner (d)      3,406,041 (e)                    -
Carl H. Lindner III (d)  5,387,213 (f)              422,545
S. Craig Lindner (d)     5,387,213 (g)              344,908
Keith E. Lindner (d)     5,386,653 (h)              342,545
Theodore H. Emmerich     10,924                      10,364
James E. Evans           112,518                    110,000
Thomas M. Hunt           10,135                      10,364
William R. Martin        35,669                       9,000

All directors and
  executive officers     20,043,445               1,369,726
  as a group
  (11 persons) (d)

(a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

(b) Does not include the following ownership interests in subsidiaries of the Company: Messrs. Emmerich, Evans, Hunt, S.C. Lindner and Martin, and all directors and executive officers as a group beneficially own 1,561; 19,638; 382; 69,008; 13,575 and 144,576 shares, respectively, of the common stock of American Annuity Group and Mr. Martin and all directors and executive officers as a group beneficially own 40,126 (1.4%) and 60,505 shares (2.1%), respectively, of the preferred stock of AFC. Also excludes the following ownership of Chiquita common stock: Messrs. Emmerich, Evans, C.H. Lindner and K.E. Lindner, and all directors and executive officers as a group beneficially own 1,000; 3,835; 2,125,943; 15,748 and 2,355,302 (3.6%) shares, respectively.

(c)  Consists  of  shares of common stock purchasable  within  60 days of March 31, 1999 through the exercise of the vested portion of stock options granted under the Company's Stock
     Option Plan.

(d) The shares set forth for Carl H. Lindner, Carl H. Lindner III, S.C. Lindner and Keith E. Lindner and all directors and officers as a group constituted 5.8%, 9.8%, 9.7%, 9.7% and 35.7%, respectively, of the common stock outstanding at March 31, 1999. For information as to the percentage of outstanding shares beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by such Lindner family members, see "Principal Shareholders."

(e) Includes 3,354,182 shares held by his spouse. Excludes 6,359,065 shares held in trusts for the benefit of his family for which third parties serve as trustee. Also excludes 85,591 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest.

(f) Includes 19,088 shares held by his spouse individually or in a trust over which she has voting and dispositive power and 650,744 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Includes 71,425 shares held by his spouse as custodian for their minor children or in a trust over which she has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(h) Includes 341 shares held in a trust over which his spouse has voting and dispositive power and excludes 1,426,458 shares (described in footnotes (e) and (f) above) which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.



                          COMPENSATION

       The following table summarizes the aggregate cash compensation for 1998, 1997 and 1996 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 1998 (the "Named Executive Officers"). Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates during the years indicated.

                   SUMMARY COMPENSATION TABLE
                   --------------------------
                                   Annual                        Long Term
                                Compensation                     Compensation
                                -----------------------------  -------------
          Name                                         Other    Securities      All
          and                                          Annual   Underlying      Other
   Principal Position     Year  Salary (a) Bonus (b) Compensa-  Options         Compensa-
                                                     tions(c)   Granted         tion
                                                                (# of Shares)   (d)
------------------------ ------ ---------- --------- --------   -------------   ---------
 Carl H. Lindner          1998   $968,000   $697,000 $190,000       ---         $73,000
   Chairman of the        1997    957,000    370,000  107,000       ---          75,000
   Board and Chief        1996    913,000    900,000  156,000       ---         118,400
   Executive Officer

 Keith E. Lindner         1998    968,000    697,000   22,000       40,000       47,000
   Co-President           1997    957,000    370,000   14,000       50,000       31,000
                          1996    917,000    900,000   28,000          ---       31,000

 Carl H. Lindner III      1998    968,000    697,000  128,000       40,000       34,000
   Co-President           1997    957,000    370,000  117,000       50,000       34,000
                          1996    917,000    900,000  174,000          ---       60,500

 S. Craig Lindner         1998    968,000    697,000  184,000       40,000       33,000
   Co-President           1997    957,000    370,000  132,000       50,000       34,000
                          1996    917,000    900,000  137,000          ---       32,000

 James E. Evans           1998    968,000    670,000    4,000       35,000      787,000
   Senior Vice President  1997    957,000    350,000    2,000       30,000      260,000
   and General Counsel    1996    917,000    639,000   14,000          ---      49,500


(a)  This  column  includes salary paid by Chiquita  to  Carl  H.
     Lindner of $100,000 in 1998, and $200,000 in 1997 and  1996,
     and  to  Keith E. Lindner of $100,000 in 1998,  $381,000  in
     1997 and $900,000 in 1996.

(b)  Bonuses  are  for the year shown, regardless of  when  paid.
     Approximately one-fourth of the bonuses for each individual were paid in shares of AFG common stock.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and automobile service as follows.

     Name                   Year    Insurance      Aircraft &
                                                   Automobile
     -------------------    ----    ---------      ----------
     Carl H. Lindner        1998     $16,000       $174,000
                            1997      19,000         88,000
                            1996      16,000        140,000

     Keith E. Lindner       1998      11,000         11,000
                            1997       6,000          8,000
                            1996      12,000         16,000

     Carl H. Lindner III    1998      28,000        100,000
                            1997      23,000         94,000
                            1996      19,000        155,000

     S. Craig Lindner       1998      43,000        141,000
                            1997      26,000        106,000
                            1996      23,000        114,000

     James E. Evans         1998          --          4,000
                            1997          --          2,000
                            1996          --         14,000

(d) Includes Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below. For Mr. Evans only, this column also includes a special 1998 cash bonus of $750,000.

                           AFG
                         Auxiliary  Retirement   Savings   Directors'   Term
Name              Year     RASP       Plan        Plan        Fees      Life
----------------  -----  ---------   ----------  -------   ----------   ----

Carl H. Lindner   1998    $20,400      $9,600         --     $15,000  $28,000
                  1997     30,000        --         $2,000    15,000   28,000
                  1996     21,400     $55,000        4,500    14,500   23,000

Keith E. Lindner  1998     20,400       9,600       16,000       --     1,000
                  1997     30,000        --           --         --     1,000
                  1996     30,000        --           --         --     1,000

Carl  H. Lindner  1998     20,400       9,600        2,000       --     2,000
  III
                  1997     30,000        --          2,000       --     2,000
                  1996     30,000      28,500         --         --     2,000

S. Craig Lindner  1998     20,400       9,600        2,000       --     1,000
                  1997     30,000        --          2,000       --     2,000
                  1996     30,000        --           --         --     2,000

James E. Evans    1998     20,400       9,600        2,000       --     5,000
                  1997     30,000        --          2,000       --     5,000
                  1996     30,000        --           --      14,500    5,000

Stock Options

      The tables set forth below disclose stock options granted to, or exercised by, the Named Executive Officers during 1998, and the number and value of unexercised options held by them at December 31, 1998.


                      OPTION GRANTS IN 1998
 -------------------------------------------------------------------------------
                                  Individual Grants                 Potential Realizable
                 -------------------------------------------------  ---------------------
                          Number of     Percent    Exercise            Value at Assumed
                          Securities      of       Price            Annual Rates of Stock
                          Underlying     Total     per Share               Price
                          Options      Options     (fair market      Appreciation for
                                         Granted   value                   Option
                                         to        at date                 Term (b)
                          Granted (a)    Employees of grant) Expira-
     Name         Company (# of shares)  in 1998             tion Date   5%      10%
-----------------------------------------------------------------------------------------
Carl H. Lindner     -     -              -      -         -           -            -
Keith E. Lindner    AFG   40,000         8.6%    $42.06    3/20/08    $1,058,052  $2,681,312
S. Craig Lindner    AFG   40,000         8.6%    $42.06    3/20/08    $1,058,052  $2,681,312
Carl H. Lindner III AFG   40,000         8.6%    $42.06    3/20/08    $1,058,052  $2,681,312
James E. Evans      AFG   35,000         7.5%    $42.06    3/20/08      $925,796  $2,346,148
--------------------
Stock Appreciation for All AFG
     Shareholders _ 58,612,176 shares  (c)                       $1,953,104,235  $4,331,586,337


(a) The options were granted under the Company's Stock Option Plan and cover Company common stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death or disability or in the event of involuntary termination of employment without cause within one year after a change of control of the Company.

(b) Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2008 and assuming that the market price of the Company's common stock had appreciated in value through the year 2008 at the annual rate of 5% (to $68.51 per share) or 10% (to $109.09 per share). Such hypothetical future values have not been discounted to their respective present values, which are lower.

(c) On March 31, 1999, the closing price of AFG common stock on the New York Stock Exchange was $35.1875. The gain shown for All Shareholders is based on that share price increasing to the same prices shown for the above options at the option expiration dates (to $68.51 and $109.09 per share).

    AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES
   ---------------------------------------------------------------------
                                        Number of Securities
                        Shares               Underlying            Value of
                       Acquired         Unexercised Options      Unexercised
                          on                at Year End          In-the-Money
                       Exercise                                    Options
                         (# of  Value                          at Year End (a)
     Name      Company  Shares) Real- Exercisable  Unexercis- Exercis- Unexercis-
                                ized                 able       able     able
---------------------------------------------------------------------------------
Carl H. Linder   AFG  -        -        51,818      -       $1,009,273       -
Carl H. Lindner  AFG  5,455   $51,626  404,545    80,000    $7,913,930    $312,800
  III
S. Craig Lindner AFG  5,455   $66,927  249,272   235,273    $4,821,552  $3,404,286
Keith E. Lindner AFG  5,455   $50,281  244,545   240,000    $4,729,791  $3,498,400
James E. Evans   AFG  -        -        97,000   119,000    $1,292,300  $1,036,900


(a) The value of unexercised in-the-money options is calculated based on the closing market price on December 31, 1998 for the Company's common stock on the New York Stock Exchange of $43.875 per share.

Compensation Committee Report

      The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company or any of its subsidiaries. The Committee's functions include  reviewing and making recommendations  to  the  Board  of
Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term senior executive officers currently includes the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents and each other executive officer whose annual base salary exceeds $500,000. The Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

       Compensation of Executive Officers. The Company's compensation policy for all executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants. Before decisions were made regarding 1998 compensation for senior executives, the Committee had discussions with senior executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Committee's review of the Company's financial results for the preceding year, the Committee deliberated, formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

      Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In April 1998, the Committee approved the 1998 salaries of the CEO, the Co-Presidents and the other senior executive officers, noting that such salaries would be at the same rates in 1998 as in the latter part of 1997.

      Annual Bonuses. As in 1996 and 1997, the Committee developed an annual bonus plan for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets.

       The annual bonus plan for 1998 made 50% of each participant's annual bonus dependent on the Company attaining certain earnings per share targets. The other 50% is based on the Company's overall performance, as subjectively determined by the Committee with respect to each senior executive officer participating in the annual bonus plan. A significant aspect of the 1998 annual bonus plan is that it provided that 25% of any bonuses be paid in common stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in common stock align further the interests of the Company's senior executives with those of its shareholders. The Committee also selected the senior executive officers whose 1998 bonus would be subject to this plan, including the CEO, the Co-Presidents and the Senior Vice Presidents. The Committee recommended to the Board the earnings per share targets.

      Under the 1998 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was the same as in 1997 ($925,000), with 0% to 175% of $462,500 (50% of $925,000) to be paid depending on the Company achieving certain 1998 earnings per share allocable to insurance operations (the "EPS Component") and 0% to 175% of $462,500 to be paid based on the Company's overall performance, as subjectively determined by the Committee (the "Company Performance Component"). The earnings per share target which would result in the payment of 100% of the EPS Component bonus was set by the Committee at $2.92. In recommending the 1998 annual bonus plan to the Board for adoption in April 1998, the Committee noted that no bonus should be paid under the plan if 1998 earnings per share from insurance operations are less than $2.19 (75% of the 1998 EPS target). The Company's 1998 earnings per share from insurance operations were $2.56 per share, 88% of the target amount. The Committee used a straight line interpolation method to determine what percentage of the EPS Component bonus should be paid. This resulted in approximately 51% of the bonus target amount attributable to the EPS Component ($234,500) being paid to the CEO and Co-Presidents.

      The Committee then evaluated the Company's performance during 1998. The Committee considered a number of factors, with no relative weight being given to any specific factor. In determining that each of the CEO and the Co-Presidents should receive $462,500 (100% of the target amount under the Company Performance Component), the Committee concluded that a number of 1998 developments enhanced the value and operations of the Company. These included the upgrade by a major rating agency of the Company's debt rating and financial strength rating, the sale of the commercial lines division (which enables the Company to focus on growth potential in other areas in which it has a significant market position and expertise) and the funeral services division, the negotiation of strategic acquisitions and the maintenance of the Company's debt-to-capital ratio in a range desirable for investment grade companies. Somewhat offsetting these positive developments, the Committee noted that the price of the Company's common stock had not increased appreciably during 1998. The Board adopted all of the Committee's recommendations with respect to the determination of amounts paid under the annual bonus plan for 1998. Under the 1998 Plan, 25% of the bonus payment was paid in common stock.

      The annual base salary and bonuses received by the CEO and the Co-Presidents from the Company and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other.

      Stock Option Grants. Stock options represent an important part of the Company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in common stock. Options under the Company's Stock Option Plan are granted at exercise prices equal to the fair market value of common stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize the Company's long-term success. Options for 40,000 shares were granted to the Co-Presidents and additional options were granted to the other senior executives of the Company in 1998. In considering option grants to the Co-Presidents, the Committee noted that each Co-President received 8.6% of the total options granted in 1998 and that their share ownership of the Company is greater than that percentage. No options were granted to the CEO in 1998.

Members of the Compensation Committee:  William R. Martin, Chairman
                                        Theodore H. Emmerich
                                        Thomas M. Hunt


Certain Transactions

      AFG and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. AFG believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFG.

      Members of the Lindner Family are the principal owners of Provident Financial Group, Inc. ("Provident"). AFC provides security guard and surveillance services at the main office of Provident for which Provident paid $100,000 in 1998. Provident leases its main banking and corporate office from AFG for which Provident paid rent of $2,284,000 in 1998. A subsidiary of Provident leases equipment to subsidiaries of AFG for which Provident was paid an aggregate of $524,000 during 1998. A subsidiary of AFG provided payroll processing services to Provident in 1998 for which Provident paid $64,000.

      During 1998, AFG paid $144,000 for coupons redeemable for ice cream from United Dairy Farmers, Inc. as gifts for employees at the Company Christmas party. UDF is owned by one of Carl H.
Lindner's brothers and his family.

      In July 1997, Carl H. Lindner and a subsidiary of AFG purchased 51% and 49%, respectively, of common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. The AFG subsidiary invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. Certain AFG subsidiaries have entered into a credit facility under which the ethanol producer may borrow up to $10 million at a rate of prime plus 3% per annum. There were no borrowings outstanding under this facility in 1998. In September 1998, the ethanol producer borrowed $4 million from an AFG subsidiary under a subordinated note bearing interest at the rate of 14% and paid a $6.3 million capital distribution to its shareholders, including $3.1 million to an AFG subsidiary and $3.2 million to Mr. Lindner.

      During 1998, the law firm of Keating, Muething & Klekamp, P.L.L. provided legal services to AFG and its subsidiaries, for which it was paid $876,000. This law firm leases its offices from an AFG subsidiary, for which the AFG subsidiary was paid rent of $1,387,500 in 1998. Paul V. Muething is a partner in the firm. See "Principal Shareholders."

      An AFG subsidiary is the lender under a credit agreement with American Heritage Holding Corporation, a Florida-based home builder which is 49% owned by AFG and 11% owned by a brother of Carl H. Lindner. The homebuilder may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. The highest outstanding balance owed to the AFG subsidiary during 1998 and the balance at year-end was $6.1 million.

Performance Graph

       The   following   graph  compares  the  cumulative   total
shareholder return on the Company's common stock with the cumulative total return of the Standard & Poor's ("S&P") 400 Midcap Index and the S&P Property-Casualty Insurance Index. (Assumes $100 invested on December 31, 1993 in American Premier Underwriters Inc. common stock (as the predecessor to AFG) and the two indexes, including reinvestment of dividends.)


                    12/31/93  12/31/94 12/31/95   12/31/96 12/31/97  12/31/98
                    --------  -------- --------   -------- --------  --------
AFG Common Stock       $100   $82.79   $100.79    $128.17  $140.44   $156.83
S&P 400 Midcap Index   $100   $96.42   $126.25    $150.49  $199.03   $237.05
S&P Property-Casualty  $100  $104.90   $142.02    $172.58  $251.04   $233.59
  Insurance Index


Directors' Compensation

      Pursuant to the Non-Employee Directors' Compensation Plan (the "Directors' Plan"), all directors who are not officers or employees of the Company are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

     In order to align further the interests of the Company's non-employee directors with the interests of shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG common stock.

      The Board of Directors has a program under which a retiring Company director (other than an officer or employee of the
Company or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a Company director. To be eligible for the retirement benefit, a person must have served as a Company director for at least four years while not an officer or employee of the Company or any of its subsidiaries. In addition, a Company director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to the Company on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a Company director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of the Company or any of its subsidiaries.

      In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of the Company. During 1998, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $45.19 per share on June 1, 1998, the exercise price being the fair market value of the Company's common stock on the date of grant.

        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Company's Board of Directors held three meetings and took action in writing three times in 1998. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

      Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the
Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on thirteen occasions in 1998.

      Audit  Committee.  The Audit Committee consists of Theodore
H. Emmerich (Chairman) and William R. Martin. Neither is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration of the employee benefit plans of the Company and its subsidiaries. The Audit Committee met four times in 1998.

      Compensation Committee The Compensation Committee consists of William R. Martin (Chairman), Theodore H. Emmerich and Thomas
M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report."

The Compensation Committee met one time and took action in writing on nine occasions in 1998.

                      INDEPENDENT AUDITORS

      The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1998. Representatives of that firm will attend the meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

             NOMINATIONS AND SHAREHOLDER PROPOSALS

      In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (a) the name and residence of the shareholder and of each nominee specified in the notice, (b) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and
(c) the consent of each such nominee to serve as director if so elected.

      The Proxy Form used by AFG for the annual meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2000 annual meeting, it must be received by March 12, 2000. In order for a proposal to be considered for inclusion in AFG's proxy statement for that meeting, it must be received by December 31, 1999.

                     REQUESTS FOR FORM 10-K

     The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.

                 AMERICAN FINANCIAL GROUP, INC.
                    Proxy for Annual Meeting


Registration Name and Address


The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock or Series J. Preferred (collectively, "Voting Stock") of the Company that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Financial Group, Inc. to be held on May 19, 1999 at 10:30 a.m., and at their discretion to cumulate votes in the election of directors (f cumulative voting is invoked by a shareholder through proper notice to the Company), and on the proposal to approve amendments to the AFG Stock Option Plan and on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR the following Propo sals:

1. Proposal to Elect Directors

   / /  FOR AUTHORITY to elect the     / /  WITHHOLD AUTHORITY to
      nominees listed below (except       vote for every nominee
      those whose names have been         listed below
      crossed out)

   Carl H. Lindner      Carl H. Lindner III     S. Craig Lindner
   Keith E. Lindner     Theodore H. Emmerich    James E. Evans
   Thomas M. Hunt       William R. Martin

2. Proposal to approve amendments to the AFG Stock Option Plan

   / / FOR              / / AGAINST           / / ABSTAIN

DATE: ___________________, 1999    SIGNATURE:
                                   _____________________________

                                   SIGNATURE:
                                   _____________________________

                                    (if  held jointly) Important:
                                    Please  sign exactly as  name
                                    appears   hereon  indicating,
                                    where     proper,    official
                                    position   or  representative
                                    capacity.  In case  of  joint
                                    holders, all should sign.

The named proxy holders will vote the shares represented by this proxy in the manner indicated.  Unless a contrary direction is indicated, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote such shares "FOR" the proposals. If cumulative voting is invoked by a shareholder through proper notice to the
  Company, unless a contrary direction is indicated, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders.


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.